EXHIBIT 16.1

                     LETTER FROM KAUFMAN, ROSSIN & CO., P.A.

2699 s. bayshore drive
miami, florida 33133

305 858 5600
305 856 3284 fax

WWW.KAUFMANROSSIN.COM



September 24, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:      Wilmington Rexford, Inc.
         File No. 0-28879

We have read the statements that we understand Wilmington Rexford, Inc. Will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.


Very truly yours,


/s/ KAUFMAN, ROSSIN & CO.

Kaufman, Rossin & Co.








                       MIAMI * FT. LAUDERDALE * BOCA RATON